Exhibit 10.1

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (as amended, restated or otherwise modified from time to time, this “Agreement”) is entered into as of April 20, 2011 (the “Closing Date”), by and between WILHELMINA INTERNATIONAL, INC., a Delaware corporation (“Borrower”) and AMEGY BANK NATIONAL ASSOCIATION (“Bank”).

RECITALS

Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I.

CREDIT TERMS

SECTION 1.1.                         LINE OF CREDIT.

(a)           Line of Credit.  Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including February 28, 2012 not to exceed at any time the aggregate principal amount of Five Hundred Thousand Dollars ($500,000.00) (“Line of Credit”), the proceeds of which shall be used (i) to pay fees and expenses incurred in connection with this Agreement and the transaction contemplated hereby, (ii) to pay in full that certain promissory note dated December 31, 2009 in the original principal amount of $1,750,000.00 executed by Borrower and payable to Dieter Esch, as amended, renewed and extended pursuant to Amendment to Promissory Note dated December 10, 2010 and (iii) for working capital and other general business purposes of Borrower.  Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated of even date herewith (as such promissory note may be amended, restated, refinanced or otherwise modified from time to time, “Line of Credit Note”), all terms of which are incorporated herein by this reference.

(b)           Limitation on Borrowings.  Outstanding borrowings under the Line of Credit, to a maximum of the principal amount set forth above, shall not at any time exceed the then-current borrowing base (the “Borrowing Base”) equal to the following amount as determined in good faith by Bank based upon a Borrowing Base Certificate (herein so called) in the form of Exhibit A attached hereto and incorporated herein by reference or in such other form as may be acceptable to Bank and such other information as Bank may consider relevant to such determination: the lesser of (i) $500,000.00 or (ii) an amount equal to eighty percent (80.0%) of the aggregate value of Borrower’s Eligible Accounts Receivable, (which lesser amount, as of any date of determination, is hereinafter called the “Borrowing Base Amount”).  All of the foregoing shall be determined by Bank upon receipt and review of all collateral reports required hereunder and such other documents and collateral information as Bank may from time to time reasonably require.  Borrower acknowledges that the Borrowing Base was established by Bank with the understanding that, among other items, the aggregate of all returns, rebates, discounts, credits and allowances for the immediately preceding three (3) months at all times shall be less than five percent (5%) of Borrower’s aggregate gross sales for said period.  If such dilution of Borrower’s accounts for the immediately preceding three (3) months at any time exceeds five percent (5%) of Borrower’s aggregate gross sales for said period, or if there at any time exists any other matters, events, conditions or contingencies which Bank reasonably believes may affect payment of any portion of any Borrower’s accounts, Bank, in its sole discretion, may reduce the foregoing advance rate against Eligible Accounts Receivable to a percentage appropriate to reflect such additional dilution and/or establish additional reserves against Borrowers’ Eligible Accounts Receivable.

As used herein, “Eligible Accounts Receivable” shall mean and consist solely of trade accounts created in the ordinary course of Borrower’s business, upon which Borrower’s right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever, and in which Bank has a perfected security interest of first priority, and shall not include:

(i)           any account which is unpaid more than ninety (90) days past the initial invoice date therefor;

(ii)          that portion of any account for which there exists any right of setoff, defense or discount (except regular discounts allowed in the ordinary course of business to promote prompt payment) or for which any defense or counterclaim has been asserted;

(iii)         any account which represents an obligation of any state or municipal government or of the United States government or any political subdivision thereof;

(iv)        any account which represents an obligation of an account debtor located in a foreign country;

(v)         any account which arises from the sale or lease to or performance of services for, or represents an obligation of, an employee, affiliate, partner, member, parent or subsidiary of Borrower;

(vi)         that portion of any account, which represents interim or progress billings or retention rights on the part of the account debtor;

(vii)       any account which represents an obligation of any account debtor when twenty percent (20%) or more of Borrower’s accounts from such account debtor are not eligible pursuant to (i) above;

(viii)      that portion of any account from an account debtor which represents the amount by which such Borrower’s total accounts from said account debtor exceeds twenty percent (20%) of Borrower’s total accounts; or

(ix)         any account deemed ineligible by Bank when Bank, in its sole discretion, deems the creditworthiness or financial condition of the account debtor, or the industry in which the account debtor is engaged, to be unsatisfactory.

(c)           Borrowing and Repayment.  Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that (i) the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.  If at any time the total outstanding borrowings under the Line of Credit exceed the then Current Borrowing Base Amount, then Borrower shall immediately repay the amount of such excess.

SECTION 1.2.                         INTEREST/FEES.

(a)           Interest.  The outstanding principal balance of each credit subject hereto shall bear interest from the date such advance is made to the date such amount is fully repaid by Borrower, at the rate of interest set forth in the Line of Credit Note.

(b)           Computation and Payment.  Interest shall be computed on the basis of a 360-day year, actual days elapsed, unless such calculation would result in a usurious rate, in which case interest shall be computed on the basis of a 365/366-day year, as the case may be, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

SECTION 1.3.                         COLLECTION OF PAYMENTS.  Borrower authorizes Bank to collect all principal, interest and fees due under this Agreement, the Line of Credit Note, or any other Loan Document by charging Borrower’s deposit account with Bank, or any deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 1.4.                         COLLATERAL AND GUARANTIES.

As security for all indebtedness and other obligations of Borrower to Bank (a) Borrower and each direct or indirect subsidiary of Borrower (each a “Loan Party” and collectively, the “Loan Parties”), pursuant to a security agreement in form and substance satisfactory to Bank (the “Security Agreement”), shall grant to Bank a perfected, first priority security interest in all of their respective personal property (the “Collateral”), including, without limitation, accounts receivable, inventory, equipment, cash and deposit accounts and (b) each subsidiary of Borrower shall unconditionally guarantee the payment and performance of the Obligations, when due, pursuant to one or more guaranty agreements, in form and substance satisfactory to Bank (the “Guaranty Agreements”).  Notwithstanding the foregoing or anything to the contrary set forth herein or any other Loan Document, (1) all intellectual property (including, but not limited to, names, marks and logos and associated applications or registrations) and (2) all stock or equity interests, in each subsidiary or joint venture of Borrower, or other investment property or securities, shall in each case be excluded from the Collateral.

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, guaranty agreements, financing statements, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank.  Borrower shall pay to Bank promptly upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals and audits.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all indebtedness and obligations of Borrowers to Bank subject to this Agreement.

SECTION 2.1.                         LEGAL STATUS; POWER AND AUTHORITY.  Each Loan Party is duly organized and existing and in good standing under the laws of the State of its incorporation or formation, and is qualified or licensed to do business (and is in good standing as a foreign entity, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on such Loan Party.  Each Loan Party has all requisite power and authority to conduct its business as presently conducted and proposed to be conducted, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents to which it is a party.

SECTION 2.2.                         AUTHORIZATION AND VALIDITY.  This Agreement, the Line of Credit Note, the Security Agreement, the Guaranty Agreements, and each other promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, as may be amended, restated, refinanced or otherwise modified from time to time, the “Loan Documents”) have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of each Loan Party or the party which executes the same, enforceable in accordance with their respective terms.

SECTION 2.3.                         NO VIOLATION.  The execution, delivery and performance by each Loan Party of each of the Loan Documents to which it is a party do not and will not (a) violate any provision of any law or regulation, (b) contravene any provision of the organizational documents of such Loan Party, (c) result in any breach of or default under any contract, obligation, indenture or other instrument to which such Loan Party is a party or by which such Loan Party or its property may be bound, (d) result in, or require, the creation or imposition of any lien or security interest upon or with respect to any of the properties now owned or hereafter acquired by any Loan Party, other than the liens and security interests in favor of Bank, or (e) require any consent or approval of any Person (except as has been already fully obtained).

SECTION 2.4.                         LITIGATION.  As of the Closing Date, there are no pending, or to Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which would reasonably be expected to have a material adverse effect on the financial condition or operation of any Loan Party.

SECTION 2.5.                         CORRECTNESS OF FINANCIAL STATEMENT.  The annual financial statements of the Loan Parties dated as of, or for the period ended, September 30, 2010, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the Closing Date, (a) are complete and correct and present fairly in all material respects the financial condition of the Loan Parties, (b) disclose all liabilities of the Loan Parties that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied.  Since the dates of such financial statements there has been no material adverse change in the financial condition of any Loan Party, nor has any Loan Party mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

SECTION 2.6.                         INCOME TAX RETURNS.  Each Loan Party has paid its taxes when due, other than taxes which are being contested in good faith by appropriate proceedings diligently conducted for which adequate reserves have been established and with respect to which no tax lien has been filed.  Each Loan Party has filed all federal, state and local tax returns which, to its knowledge, are required to be filed.  As of the Closing Date, Borrower has no knowledge of any pending assessments or adjustments of the income tax of any Loan Party payable with respect to any year.

SECTION 2.7.                         NO SUBORDINATION.  There is no agreement, indenture, contract or instrument to which any Loan Party is a party or by which any Loan Party may be bound that requires the subordination in right of payment of any Loan Party’s indebtedness or obligations subject to this Agreement to any other indebtedness or obligation of any Loan Party.

SECTION 2.8.                         PERMITS, FRANCHISES.  Each Loan Party possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law, except to the extent that failure to possess such rights could not reasonably be expected to have a material adverse effect on the financial condition or business of any Loan Party.

SECTION 2.9.                         ERISA.  Each Loan Party is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); no Loan Party has violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by such Loan Party (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by any Loan Party; each Loan Party has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

SECTION 2.10.                       OTHER OBLIGATIONS.  As of the Closing Date, no Loan Party is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.  As of the Closing Date, except for the terms of the Purchase Agreement dated August 25, 2008, covering the acquisition of Wilhelmina International, Ltd., and its affiliates by Borrower, no Loan Party is a party to any agreement or subject to any contractual restriction which could reasonably be expected to materially and adversely affect it, its property or its business.

SECTION 2.11.                       ENVIRONMENTAL MATTERS.  As of the Closing Date, each Loan Party is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of a Loan Party’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time.  None of the operations of any Loan Party is the subject of any federal or state investigation evaluating whether any remedial action involving any material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment.  No Loan Party has a material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

SECTION 2.12.                       INTELLECTUAL PROPERTY.  The Loan Parties own the intellectual property that is material to the conduct of its business.

SECTION 2.13.                       SUBSIDIARIES.  Borrower has no subsidiaries other than those disclosed on Schedule 2.13.

SECTION 2.14.                       SUBMISSIONS TO BANK.  All financial and other information provided to Bank by or on behalf of the Loan Parties (or any one of them) in connection with this Agreement, any Loan Document or the transactions contemplated herein or thereby (a) is true and correct in all material respects, (b) does not omit any material fact necessary to make such information not misleading, and (c) as to projections, valuations or pro-forma financial statements, present a good faith opinion as to such projections, valuations and pro-forma condition and results based upon reasonable assumptions, but with no representation or warranty as to the achievement of such results.

SECTION 2.15.                       SOLVENCY.  Each Loan Party is (both immediately prior to the Closing Date and immediately after giving effect to the making of all loans and advances to be made on the Closing Date, the execution and delivery of the Loan Documents and the granting of security interests and liens to Bank thereunder and the consummation of all other transactions contemplated hereunder to occur on or before the Closing Date), individually and together with its subsidiaries on a consolidated basis, Solvent.  For purposes hereof, “Solvent” means, with respect to any Loan Party on any date of determination, that on such date (a) the fair value of the property of such Loan Party is greater than the total amount of liabilities, including contingent liabilities, of such Loan Party, (b) the present fair salable value of the assets of such Loan Party is not less than the amount that will be required to pay the probable liability of such Loan Party on its debts as they become absolute and matured, (c) such Loan Party does not intend to, and does not believe that it will, incur debts or liabilities beyond such Loan Party’s ability to pay such debts and liabilities as they mature, (d) such Loan Party is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Loan Party’s property would constitute an unreasonably small capital, and (e) such Loan Party is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

ARTICLE III.
CONDITIONS

SECTION 3.1.                         CONDITIONS OF INITIAL EXTENSION OF CREDIT.  The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions:

(a)           Approval of Bank Counsel.  All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank’s counsel.

(b)           Documentation.  Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed by each party thereto:

(i)           this Agreement and each promissory note required hereby,

(ii)          the Security Agreement, together with appropriate UCC-1 Financing Statements,

(iii)         the Guaranty Agreements,

(iv)        a Borrowing Base Certificate dated as of the Closing Date and determined based upon reasonably current information,

(v)         an officer’s certificate executed by the secretary of each Loan Party attaching true, correct and complete copies of the organizational documents of each Loan Party, resolutions of the board of directors or other governing body of each Loan Party authorizing its entering into the Loan Documents to which it is a party and the transactions contemplated thereby and certificates evidencing each Loan Party’s existence and good standing in its state of incorporation and in each other jurisdiction in which such Loan Party conducts business, and

(vi)        such other documents as Bank may require under any other Section of this Agreement.

(c)           Financial Condition.  There shall have been no material adverse change, as reasonably determined by Bank, in the financial condition or business of any Loan Party hereunder, nor any material decline, as reasonably determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of any Loan Party.

(d)           Insurance.  Borrower shall have delivered to Bank evidence of insurance coverage on all of the property of each Loan Party, in form, substance, amounts, covering risks and issued by companies reasonably satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank.

(e)           Pay-Off Letters, Releases of Liens and UCC-3 Termination Statements.  Borrower shall have delivered to Bank appropriate pay-off letters, releases of liens and UCC-3 termination statements executed by such Persons as Lender may deem necessary to insure Bank’s first priority security interest in and to the Collateral; and

(f)           Payment of Fees.  Borrower shall have paid to Bank all fees and other expenses incurred by Bank in connection with this transaction, including, without limitation, costs of appraisals, collateral examination expenses and reasonable legal fees of counsel to Bank.

The parties understand and agree that the closing of the facility hereunder may pre-date the timing of any initial extension of credit hereunder, which shall be subject to satisfaction of the foregoing conditions and the conditions set forth in Section 3.2 below or, if all such conditions are satisfied or waived by the Bank, be determined at the election of Borrower.

SECTION 3.2.                         CONDITIONS OF EACH EXTENSION OF CREDIT.  The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a)           Compliance.  The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date (except that representations and warranties which are made only as of a specific date or dates shall be true on and as of such date or dates), and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default (a “Default”), shall have occurred and be continuing or shall exist.

(b)           No Material Adverse Change.  Since September 30, 2010, there shall have been no material adverse change, as reasonably determined by Bank, in the financial condition or business of any Loan Party, nor any material decline, as reasonably determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of any Loan Party.

(c)           Documentation.  Bank shall have received all additional documents which may be required in connection with such extension of credit.

ARTICLE IV.
AFFIRMATIVE COVENANTS

So long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of any Loan Party to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of each Loan Party subject hereto, and unless Bank otherwise consents in writing:

SECTION 4.1.                         PUNCTUAL PAYMENTS.  Borrower shall punctually pay all principal, interest, fees or other indebtedness, obligations or liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 4.2.                         ACCOUNTING RECORDS.  Each Loan Party shall maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of such Loan Party.  Each such inspection, audit and examination shall be made at Borrower’s expense.

SECTION 4.3.                         FINANCIAL STATEMENTS.  Borrower shall provide to Bank all of the following, in form and detail satisfactory to Bank:

(a)           not later than 90 days after and as of the end of each fiscal year of Borrower, financial statements of the Loan Parties, to include a balance sheet and statements of income, cash flow and shareholders’ equity, prepared on a consolidated basis in accordance with generally accepted accounting principles by certified public accountants of recognized standing acceptable to Bank and audited on an unqualified basis.

(b)           not later than 45 days after and as of the end of each fiscal quarter of Borrower, financial statements of the Loan Parties, to include a balance sheet and statements of income, cash flow and shareholders’ equity, prepared on a consolidated basis in accordance with generally accepted accounting principles (subject to normal year-end adjustments and the absence of footnotes);

(c)           not later than 30 days after the end of each calendar month, a balance sheet and statement of income of the Loan Parties, on a consolidated basis, in accordance with generally accepted accounting principles (subject to normal year-end adjustments and the absence of footnotes;

(d)           (i) not later than 30 days after and as of the end of each calendar month, a Borrowing Base Certificate, an aged listing of accounts receivable and accounts payable, and a reconciliation of accounts, and (ii) not later than each December 31st and June 30th after the Closing Date, a list of the names and addresses of each Loan Party’s account debtors;

(e)           contemporaneously with each annual, quarterly and monthly financial statement of the Loan Parties required hereby, a certificate of the or chief financial officer or treasurer of Borrower that said financial statements are accurate in all material respects and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default and containing calculations, in reasonable detail, of the financial covenants contained in Section 4.9;

(f)           within 30 days of after the filing thereof with the Internal Revenue Service, executed copies of the annual tax returns of each Loan Party; and

(g)           from time to time such other information as Bank may reasonably request.

SECTION 4.4.                         COMPLIANCE.  Each Loan Party shall preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which such Loan Party is organized and/or which govern such Loan Party’s continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to such Loan Party and/or its business to the extent that failure to so comply could reasonably be expected to have a material adverse effect on the financial condition or business of any Loan Party.

SECTION 4.5.                         INSURANCE.  Each Loan Party shall maintain and keep in force, for each business in which such Loan Party is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, property damage and workers’ compensation, with all such insurance carried with companies and in amounts reasonably satisfactory to Bank, and deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect.

SECTION 4.6.                         FACILITIES.  Each Loan Party shall keep all properties useful or necessary to such Loan Party’s business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be appropriately maintained consistent with sound business practices.

SECTION 4.7.                         TAXES AND OTHER LIABILITIES.  Each Loan Party shall pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) as such Loan Party may in good faith contest or as to which a bona fide dispute may arise, and (b) for which such Loan Party has made provision, to Bank’s reasonable satisfaction, for eventual payment thereof in the event such Loan Party is obligated to make such payment.

SECTION 4.8.                         LITIGATION.  Borrower shall, within forty-five (45) days after the end of each fiscal quarter of Borrower, provide Bank with a listing of all litigation pending or threatened in writing against any Loan Party with a claim in excess of $250,000.00.

SECTION 4.9.                         FINANCIAL CONDITION, ETC.  The Loan Parties shall maintain their financial condition and/or results of operations (as applicable) on a consolidated basis as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein).

(a)           Minimum Net Worth.  Minimum Net Worth of not less than $20,000.000.00 on a quarterly basis, determined as of each fiscal quarter end.

For purposes hereof the following terms shall have the meanings indicated:

“Minimum Net Worth” means, with respect to the Loan Parties as of the date of calculation, the Total Assets of the Loan Parties minus the Total Liabilities of the Loan Parties.

“Total Assets” means, with the respect to the Loan Parties as of the date of calculation, all assets (both current and non-current) which in conformity with generally accepted accounting principles, would be included as assets on a consolidated balance sheet of the Loan Parties.

“Total Liabilities” means, with respect to the Loan Parties as of the date of calculation, all amounts which in conformity with generally accepted accounting, would be included as liabilities on a consolidated balance sheet of the Loan Parties.

(b)           Fixed Charge Coverage Ratio.  Fixed Charge Coverage Ratio not less than 1.5 to 1.0 tested at the end of each fiscal quarter of Borrower.

For purposes hereof the following terms shall have the meanings indicated:

“Cash Interest Expense” means, with respect to the Loan Parties for any period, total interest expense in respect of all outstanding debt actually paid or that is payable to such person during such period.

“Debt Service” means, with respect to the Loan Parties for any period, the sum of all regularly scheduled principal payments and all Cash Interest Expense that are paid or payable during such period in respect of all debt of such persons.

“EBITDA” means, with respect to the Loan Parties for any period (a) net income determined in accordance with generally accepted accounting principles for such period, plus (b) to the extent deducted in the calculation of net income, interest expense, income taxes, depreciation, and amortization, less (c) extraordinary, non-recurring items of revenues which Bank elects to exclude from net income, in the exercise of its sole discretion.

“Fixed Charge Coverage Ratio” means, with respect to the Loan Parties and on the date of calculation, the ratio of (a) EBITDA minus (i) non-financed capital expenditures minus (ii) dividends, minus (iii) amounts paid by Borrower to purchase or acquire any of its equity interest in each case determined for the 12-month period then ending to (b) the sum of (i) Debt Service plus (ii) cash taxes.

SECTION 4.10.                       NOTICE TO BANK.  Borrower shall promptly (but in no event more than five (5) Business Days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of any Loan Party; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) except for such policies as are replaced with materially equivalent coverage, any termination or cancellation of any insurance policy which any Loan Party is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting any Loan Party’s property in excess of an aggregate of $250,000.00 for all the Loan Parties.

SECTION 4.11.                       DEPOSIT ACCOUNTS.  Each Loan Party shall maintain all of its deposit accounts and other bank accounts with Bank, except the Loan Parties may maintain deposit accounts at other banks for working capital purposes provided, that the aggregate amount of all such accounts does not exceed $200,000.00 at any time.

SECTION 4.12.                       PATRIOT ACT.  Borrower shall (a) ensure that no Person having legal or beneficial title to an ownership interest in any Loan Party or a right to acquire such an interest shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any executive orders, (b) not use or permit the use of proceeds of the loans or advances to be made by Bank to Borrower hereunder, or any other financial accommodation from Bank to Borrower or any other Loan Party to violate any of the foreign asset control regulations of OFAC or other applicable law, (c) comply with all applicable Bank Secrecy Act laws and regulations, as amended from time to time, and (d) otherwise comply with the USA Patriot Act as required by federal law and Bank’s policies and practices.

SECTION 4.13.                       FURTHER ASSURANCES.  Promptly upon the reasonable request of Bank, Borrower shall (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, which Bank deems in its reasonable judgment to be material, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as Bank may reasonably request from time to time in order to (i) carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) perfect and maintain the validity, effectiveness and priority (as applicable) of this Agreement and any of the other Loan Documents and any of the security interests and liens intended to be created thereunder and (iii) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Bank the rights and remedies granted or now or hereafter intended to be granted to Bank under this Agreement or any other Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party is or is to be a party.

SECTION 4.14.                       ADDITIONAL LOAN PARTIES.  Borrower shall provide Bank with at least thirty (30) days prior written notice of any Person becoming a direct or indirect subsidiary of Borrower, and promptly thereafter (and any event within ten (10) days) cause such Person to (a) become a Loan Party by executing and delivering to Bank a Guaranty Agreement, in substantially the form of Guaranty Agreements executed on the Closing Date, (b) execute and deliver a Security Agreement in substantially the form of Security Agreement executed by Borrower and the other parties on the Closing Date and take all actions required by Bank to grant to Bank a perfected first priority security interest in the property covered by such Security Agreement, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be requested by Bank, and (c) deliver to Bank such other documents and instruments as Bank may require.

ARTICLE V.
NEGATIVE COVENANTS

So long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of any Loan Party to Bank under any of the Loan Documents remain outstanding, and until payment in full of all indebtedness and obligations of each Loan Party subject hereto, and unless Bank otherwise consents in writing:

SECTION 5.1.                         USE OF FUNDS.  Borrower shall not use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

SECTION 5.2.                         CAPITAL EXPENDITURES.  The Loan Parties shall make any additional investment in fixed assets in any fiscal year in excess of an aggregate of $250,000.00.

SECTION 5.3.                         LEASE EXPENDITURES.  The Loan Parties shall not incur operating lease expense in any fiscal year in excess of an aggregate of $1,350,000.00.

SECTION 5.4.                         OTHER INDEBTEDNESS.  No Loan Party shall create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the indebtedness and liabilities of the Loan Parties to Bank, (b) any other indebtedness or liabilities of the Loan Parties existing as of the Closing Date and set forth on Schedule 5.4, and (c) unsecured intercompany loans and advances to the extent permitted by Section 5.7.

SECTION 5.5.                         MERGER, CONSOLIDATION, ETC..  No Loan Party shall form a subsidiary company, merge into or consolidate with any other entity; or acquire all or substantially all of the assets of any other entity; provided that so long as no Default or Event of Default exists or would exist as a result thereof, (a) a subsidiary of Borrower may merge or consolidate with Borrower or with another subsidiary of Borrower provided Borrower furnishes Bank with at least thirty (30) days prior written notice thereof and (b) Borrower may form a subsidiary provided such subsidiary becomes a Loan Party hereunder and complies with the requirements of Section 4.14.

SECTION 5.6.                         GUARANTIES.  No Loan Party shall guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of such Loan Party as security for, any liabilities or obligations of any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust, or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof (each a “Person”), except any of the foregoing in favor of Bank.

SECTION 5.7.                         LOANS, ADVANCES, INVESTMENTS.  No Loan Party shall make any loans or advances to, or investments or acquire any interest whatsoever in, any Person, nor purchase or hold beneficially any stock or other securities or evidence of indebtedness of any other Person, except (a) any of the foregoing existing as of the Closing Date and set forth on Schedule 5.7, (b) mergers and consolidations permitted by Section 5.5, (c) unsecured loans and advances (including loans and advances made by Borrower to any other Loan Party with the proceeds of the Line of Credit) from Borrower to any other Loan Party, provided that (i) each such Loan Party executes and delivers to Borrower a promissory note (the “Intercompany Notes”) evidencing such loans and advances payable to the order of Borrower, all in form, scope, and content acceptable to Bank and (ii) Borrower pledges and assigns the Intercompany Notes to Bank as security for the payment of the indebtedness of Borrower to Bank pursuant to the Security Agreement and endorses the Intercompany Notes to the order of Bank, all in a form and manner satisfactory to Bank, (d) investments in readily marketable direct obligations of the United States of America or any agency thereof with maturities of one year or less from the date of acquisition, (e) investments in fully insured certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank operating in the United States of America having capital and surplus in excess of $50,000,000.00, and (f) investments in commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest rating categories of Standard and Poor’s Corporation or Moody’s Investors Service.

SECTION 5.8.                         DIVIDENDS, DISTRIBUTIONS.  No Loan Party shall declare or pay any dividend or distribution either in cash, stock or any other property on such Loan Party’s stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of such Loan Party’s stock now or hereafter outstanding; except that (a) the subsidiaries of Borrower may pay cash dividends to Borrower and (b) Borrower may repurchase the common stock of Borrower consistent with existing programs and practices of Borrower, provided that in each such instance immediately prior to and after giving effect to any such action no Default or Event of Default exists.

SECTION 5.9.                         PLEDGE OF ASSETS.  No Loan Party shall mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of such Loan Party’s assets now owned or hereafter acquired, except any of the foregoing in favor of Bank.

SECTION 5.10.                       NATURE OF BUSINESS.  No Loan Party shall engage in any business materially different from that presently engaged in by such Loan Party and will not purchase, lease or otherwise acquire any material assets not related to its business.

SECTION 5.11.                       SALE AND SALE/LEASEBACK TRANSACTIONS.  No Loan Party shall enter into any arrangement, directly or indirectly, with any other Person whereby such Loan Party shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which such Loan Party intends to use for substantially the same purpose or purposes as the property being sold or transferred.

SECTION 5.12.                       TRANSACTIONS WITH AFFILIATES.  No Loan Party shall enter into directly or indirectly, any transaction or group of related transactions (including, without limitation, the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any affiliate of any Loan Party, except in the ordinary course and pursuant to the reasonable requirements of such Loan Party’s business and upon fair and reasonable terms no less favorable to such Loan Party than would be obtainable in a comparable arm’s-length transaction with a Person not an affiliate of a Loan Party.

SECTION 5.13.                       AMENDMENTS TO ORGANIZATIONAL DOCUMENTS.  No Loan Party shall amend its organizational documents in any manner.

SECTION 5.14.                       DISPOSITION OF ASSETS.  No Loan Party will, directly or indirectly, sell, assign, transfer, or otherwise dispose of any of its assets except (a) dispositions of inventory in the ordinary course of business, (b) dispositions, for fair value, of worn-out and obsolete equipment not necessary or useful to the conduct of its business, and (c) provided no Event of Default exists, Borrower may sell its equity interest in, or the assets set forth on Schedule 5.14 attached hereto for fair and adequate consideration.

ARTICLE VI.
EVENTS OF DEFAULT

SECTION 6.1.                         The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a)           Any Loan Party shall fail to pay when due any principal or interest payable under any of the Loan Documents, when due, or any Loan Party shall fail to pay when due any fees or other amounts (other than principal or interest) payable under any of the Loan Documents.

(b)           Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by any Loan Party or any other party under, this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c)           Any default in the performance of or compliance with any obligation, agreement or other provision contained in Section 4.9 or in Article V of this Agreement.

(d)           Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in this Section 6.1), and with respect to any such default that by its nature can be cured, such default shall continue for a period of thirty (30) days from notification by the Bank.

(e)           Any default in the payment or performance of any contractual obligation, or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which any Loan Party has incurred any debt or other liability to any Person in excess of $50,000.00, and the acceleration of such obligation has occurred or such obligation has matured or such obligation in default.

(f)           Any Loan Party shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; any Loan Party shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any Loan Party shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or any Loan Party shall be adjudicated a bankrupt, or an order for relief shall be entered against any Loan Party by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(g)           The filing of a notice of judgment lien against any Loan Party; or the proper recording of any abstract of judgment against any Loan Party in any county in which any Loan Party has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of any Loan Party; or the entry of a judgment against any Loan Party; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against any Loan Party and is not dismissed within sixty (60) days.

(h)           The dissolution or liquidation of any Loan Party; or any Loan Party, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of any Loan Party.

(i)           The rendering against any Loan Party of a final arbitration award, judgment, decree or order (i.e. not subject to appeal) for the payment of money in excess of $250,000.00 and not covered by insurance and the continuance of the same being unsatisfied and in effect for any period of forty-five (45) consecutive days without a stay of execution.

(j)           There has occurred any material adverse change in the business or financial condition of any Loan Party since September 30, 2010.

(k)           Any Loan Document entered into by any Loan Party shall cease to be in full force and effect or shall be declared by a court or other governmental authority of competent jurisdiction to be void, voidable or unenforceable against any Loan Party, or the validity or enforceability of such Loan Document against any Loan Party shall be contested by such Loan Party, or any Loan Party shall deny that such Loan Party has any further liability or obligation under such Loan Document.

SECTION 6.2.                         REMEDIES.  Upon the occurrence of any Event of Default: (a) all principal and accrued and unpaid interest outstanding under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable without presentment, demand, or any notices of any kind, including without limitation notice of nonperformance, notice of protest, protest, notice of dishonor, notice of intention to accelerate or notice of acceleration, all of which are hereby expressly waived by each Loan Party; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law.  All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII.
MISCELLANEOUS

SECTION 7.1.                         NO WAIVER.  No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy.  Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2.                         NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

Loan Parties:	Wilhelmina International, Inc.
200 Crescent Court
Suite 1400
Dallas, Texas 75201
Attention: John Murray

Bank:	Amegy Bank National Association
2501 N. Harwood
Suite 1600
Dallas, Texas 75201
Attention: Monica Alexander

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3.                         COSTS, EXPENSES AND ATTORNEYS’ FEES.  Borrower shall pay to Bank, immediately upon demand, the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees, expended or incurred by Bank in connection with (a) collateral examinations and other due diligence undertaken by Bank with respect to the Loan Parties and the Collateral, (b) the negotiation and preparation of this Agreement and the other Loan Documents, Bank’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (c) the enforcement of Bank’s rights against any Loan Party with respect to the Collateral or pursuant to any Loan Document or the transactions evidenced thereby and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (d) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other Person) relating to any Loan Party or any other Person.

SECTION 7.4.                         INDEMNITY.  In addition to the payment of expenses pursuant to Section 7.3, Borrower shall indemnify, defend and hold harmless Bank, and any of its participants, parent corporations, subsidiary corporations, affiliated corporations, successor corporations, and all present and future officers, directors, employees, attorneys and agents of the foregoing (“Indemnitees”) from and against any of the following (collectively, “Indemnified Liabilities”):

(a)           any and all transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of the Loan Documents or the making of any loans or advances hereunder;

(b)           any claims, loss or damage to which any Indemnitee may be subjected if any representation or warranty contained in any Loan Document proves to be incorrect in any respect or as a result of any violation of the covenant contained in any Loan Document; and

(c)           any and all other liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel) in connection with the foregoing and any other investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by or asserted against any such Indemnitee, in any manner related to or arising out of or in connection with the making of any loans or advances hereunder or the use or intended use of the proceeds of such loans or advances. Notwithstanding the foregoing, Borrower shall not be obligated to indemnify any Indemnitee for any Indemnified Liability caused by the gross negligence or willful misconduct of such Indemnitee.

If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, upon such Indemnitee’s request, Borrower, or counsel designated by Borrower and reasonably satisfactory to the Indemnitee, will resist and defend such action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at Borrower’s sole costs and expense.  Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding.  If the foregoing undertaking to indemnify, defend and hold harmless may be held to be unenforceable because it violates any law or public policy, the Loan Parties shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.  Borrower’s obligations under this Section 7.4 shall survive the termination of this Agreement and the discharge of the Loan Parties’ or Borrower’s other obligations hereunder.

SECTION 7.5.                         SUCCESSORS, ASSIGNMENT, PARTICIPANTS.  This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that no Loan Party may assign or transfer or delegate any of its interests or rights or obligations hereunder or under any other Loan Document without Bank’s prior written consent.

Bank reserves the right to sell, assign, transfer, negotiate, grant or sell to one more banks or entities (“Participants”) participating interests in any loans, advances or other extensions of credit hereunder, any promissory note held by Bank, or any other interest of Bank under the Loan Documents.  In the event of any such sale by Bank of participating interests to a third party, Bank’s obligations under the Loan Documents shall remain unchanged, Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, Bank shall remain the owner of its loans, advances or other extensions of credit and the holder of any promissory note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by Borrower under this Agreement shall be determined as if Bank had not sold such participating interests, and the Loan Parties shall continue to deal solely and directly with Bank in connection with Bank’s rights and obligations under the Loan Documents.

In connection with any sale, assignment, transfer, negotiation, grant or sale of any participating interests, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, any Loan Party or its business, any guarantor hereunder or the business of such guarantor, or any collateral required hereunder.

SECTION 7.6.                         AMENDMENT.  This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.7.                         NO THIRD PARTY BENEFICIARIES.  This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other Person shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.8.                         TIME.  Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.9.                         SEVERABILITY OF PROVISIONS.  If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.10.                       COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.11.                       GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

SECTION 7.12.                       SAVINGS CLAUSE.  It is the intention of the parties to comply strictly with applicable usury laws.  Accordingly, notwithstanding any provision to the contrary in the Loan Documents, in no event shall any of the Loan Documents require the payment or permit the payment, taking, reserving, receiving, collection or charging of any sums constituting interest under applicable laws that exceed the maximum amount permitted by such laws, as the same may be amended or modified from time to time (the “Maximum Rate”).  If any such excess interest is called for, contracted for, charged, taken, reserved or received in connection with any of the Loan Documents, or in any communication by Bank or any other Person to any Loan Party or any other Person, or in the event that all or part of the principal or interest hereof or thereof shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, reserved or received on the amount of principal actually outstanding from time to time under the Loan Documents shall exceed the Maximum Rate, then in such event it is agreed that: (a) the provisions of this Section shall govern and control; (b) no Loan Party nor any other Person now or hereafter liable for the payment of any of the Loan Documents shall be obligated to pay the amount of such interest to the extent it is in excess of the Maximum Rate; (c) any such excess interest which is or has been received by Bank, notwithstanding this Section, shall be credited against the then unpaid principal balance hereof or thereof, or if any of the Loan Documents has been or would be paid in full by such credit, refunded to Borrower; and (d) the provisions of each of the Loan Documents, and any other communication to Borrower or the Loan Parties shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document, to the Maximum Rate. The right to accelerate the maturity of the Loan Documents does not include the right to accelerate, collect or charge unearned interest, but only such interest that has otherwise accrued as of the date of acceleration. Without limiting the foregoing, all calculations of the rate of interest contracted for, charged, taken, reserved or received in connection with any of the Loan Documents which are made for the purpose of determining whether such rate exceeds the Maximum Rate shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading during the period of the full term of such Loan Documents, including all prior and subsequent renewals and extensions hereof or thereof, all interest at any time contracted for, charged, taken, reserved or received by Bank. The terms of this paragraph shall be deemed to be incorporated into each of the other Loan Documents.

To the extent that either Chapter 303 or 306, or both, of the Texas Finance Code apply in determining the Maximum Rate, Bank hereby elects to determine the applicable rate ceiling by using the weekly ceiling from time to time in effect, subject to Bank’s right subsequently to change such method in accordance with applicable law, as the same may be amended or modified from time to time.

SECTION 7.13.                       RIGHT OF SETOFF; DEPOSIT ACCOUNTS.  Upon the occurrence and during the continuance of an Event of Default, (a) Borrower hereby authorizes Bank, at any time and from time to time, without notice, which is hereby expressly waived by Borrower, and whether or not Bank shall have declared any credit subject hereto to be due and payable in accordance with the terms hereof, to set off against, and to appropriate and apply to the payment of, Borrower’s obligations and liabilities under the Loan Documents (whether matured or unmatured, fixed or contingent, liquidated or unliquidated), any and all amounts owing by Bank to Borrower (whether payable in U.S. dollars or any other currency, whether matured or unmatured, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced), and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Bank, in its sole discretion, may elect.  Borrower hereby grants to Bank a security interest in all deposits and accounts maintained with Bank and with any other financial institution to secure the payment of all obligations and liabilities of Borrower to Bank under the Loan Documents.

SECTION 7.14.                       BUSINESS PURPOSE.  Borrower represents and warrants that each credit subject hereto is for a business, commercial, investment, agricultural or other similar purpose and not primarily for a personal, family or household use.

SECTION 7.15.                       ARBITRATION.

(a)           If a claim, dispute, or controversy arises between the parties with respect to this Agreement, related agreements, or any other agreement or business relationship between any of the parties whether or not related to the subject matter of this Agreement (all of the foregoing, a “Dispute”), and only if a jury trial waiver is not permitted by applicable law or ruling by a court, any party may require that the Dispute be resolved by binding arbitration before a single arbitrator at the request of any party.  By agreeing to arbitrate a Dispute, each party gives up any right that party may have to a jury trial, as well as other rights that party would have in court that are not available or are more limited in arbitration, such as the rights to discovery and to appeal.

(b)           Arbitration shall be commenced by filing a petition with, and in accordance with the applicable arbitration rules of, JAMS or National Arbitration Forum (“Administrator”) as selected by the initiating party.  If the parties agree, arbitration may be commenced by appointment of a licensed attorney who is selected by the parties and who agrees to conduct the arbitration without an Administrator.  Disputes include matters (i) relating to a deposit account, application for or denial of credit, enforcement of any of the obligations we have to each other, compliance with applicable laws and/or regulations, performance or services provided under any agreement by any party, (ii) based on or arising from an alleged tort, or (iii) involving either of our employees, agents, affiliates, or assigns of a party. However, Disputes do not include the validity, enforceability, meaning, or scope of this arbitration provision and such matters may be determined only by a court. If a third party is a party to a Dispute, we each will consent to including the third party in the arbitration proceeding for resolving the Dispute with the third party.  Venue for the arbitration proceeding shall be at a location determined by mutual agreement of the parties or, if no agreement, in the city and state where lender or bank is headquartered.

(c)           After entry of an Arbitration Order, the non-moving party shall commence arbitration.  The moving party shall, at its discretion, also be entitled to commence arbitration but is under no obligation to do so, and the moving party shall not in any way be adversely prejudiced by electing not to commence arbitration.  The arbitrator: (i) will hear and rule on appropriate dispositive motions for judgment on the pleadings, for failure to state a claim, or for full or partial summary judgment; (ii) will render a decision and any award applying applicable law; (iii) will give effect to any limitations period in determining any Dispute or defense; (iv) shall enforce the doctrines of compulsory counterclaim, res judicata, and collateral estoppel, if applicable; (v) with regard to motions and the arbitration hearing, shall apply rules of evidence governing civil cases; and (vi) will apply the law of the state specified in the agreement giving rise to the Dispute.  Filing of a petition for arbitration shall not prevent any party from (i) seeking and obtaining from a court of competent jurisdiction (notwithstanding ongoing arbitration) provisional or ancillary remedies including but not limited to injunctive relief, property preservation orders, foreclosure, eviction, attachment, replevin, garnishment, and/or the appointment of a receiver, (ii) pursuing non-judicial foreclosure, or (iii) availing itself of any self-help remedies such as setoff and repossession.  The exercise of such rights shall not constitute a waiver of the right to submit any Dispute to arbitration.

(d)           Judgment upon an arbitration award may be entered in any court having jurisdiction except that, if the arbitration award exceeds $4,000,000, any party shall be entitled to a de novo appeal of the award before a panel of three arbitrators.  To allow for such appeal, if the award (including Administrator, arbitrator, and attorney’s fees and costs) exceeds $4,000,000, the arbitrator will issue a written, reasoned decision supporting the award, including a statement of authority and its application to the Dispute.  A request for de novo appeal must be filed with the arbitrator within 30 days following the date of the arbitration award; if such a request is not made within that time period, the arbitration decision shall become final and binding.  On appeal, the arbitrators shall review the award de novo, meaning that they shall reach their own findings of fact and conclusions of law rather than deferring in any manner to the original arbitrator.  Appeal of an arbitration award shall be pursuant to the rules of the Administrator or, if the Administrator has no such rules, then the JAMS arbitration appellate rules shall apply.

(e)           Arbitration under this provision concerns a transaction involving interstate commerce and shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.  This arbitration provision shall survive any termination, amendment, or expiration of this Agreement.  If the terms of this provision vary from the Administrator’s rules, this arbitration provision shall control.

(f)           CLASS ACTION WAIVER.  EACH PARTY WAIVES THE RIGHT TO LITIGATE IN COURT OR ARBITRATE ANY CLAIM OR DISPUTE AS A CLASS ACTION, EITHER AS A MEMBER OF A CLASS OR AS A REPRESENTATIVE, OR TO ACT AS A PRIVATE ATTORNEY GENERAL.

(g)           RELIANCE.  Each party (i) certifies that no one has represented to such party that the other party would not seek to enforce jury and class action waivers in the event of suit, and (ii) acknowledges that it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers, agreements, and certifications in this section.

NOTICE: THIS DOCUMENT AND ALL OTHER DOCUMENTS RELATING TO THE INDEBTEDNESS CONSTITUTE A WRITTEN LOAN AGREEMENT WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN AND AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN OR AMONG THE PARTIES RELATING TO THE INDEBTEDNESS OR ANY OTHER SUBJECT MATTER HEREOF.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

WILHELMINA INTERNATIONAL, INC., a Delaware corporation

By:	/s/ John Murray
	Name:	John Murray
	Title:	Chief Financial Officer

AMEGY BANK NATIONAL ASSOCIATION

By:	/s/ Monica M. Alexander
	Name:	Monica M. Alexander
	Title:	Senior Vice President

EXHIBIT A

Borrowing Base Certificate

(see attached)

BORROWING BASE CERTIFICATE

Date: , _______________ 20__ (the “Certificate Date”)

Amegy Bank National Association
2501 N. Harwood, Suite 1600
Dallas TX  75201
Attention:  Monica M. Alexander, Senior Vice President

To Whom It May Concern:

Reference is made to that certain Credit Agreement dated as of February __, 2011 (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”) by and between Wilhelmina International, Inc. (“Borrower”) and Amegy Bank National Association (“Bank”). Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.

This Borrowing Base Certificate (this “Certificate”) is prepared, and is based upon information accurate, as of the Certificate Date, and is provided in accordance with [Section 3.1(b)(v) or Section 4.3(c)] of the Credit Agreement.

Borrower hereby certifies, represents and warrants to Bank as follows:

1.           all information contained herein is true, correct and complete as of the Certificate Date; and

2.           the calculation of the Borrowing Base Amount as of the Certificate Date is as follows:

A.	Borrowing Base Amount
	(i) Maximum Line Amount	$500,000.00
	(ii) Eligible Accounts Receivable Advance Rate	80%
	(iii) Eligible Accounts Receivable (see Schedule 1):	$__________
	(iv) Eligible Account Receivable Component – LineA(ii) multiplied by Line A(iii)	$__________
B.	Outstanding principal amount of advances, loans or other extensions of credit:	$__________
C.	TOTAL AVAILABILITY Line A(iv) minus Line B	$__________

Borrower has signed this Borrowing Base Certificate as of the day and year first above written.

WILHELMINA INTERNATIONAL, INC., a Delaware corporation

By:
	Name:	John Murray
	Title:	Chief Financial Officer

SCHEDULE 1

CALCULATION OF ELIGIBLE ACCOUNTS RECEIVABLE

1.	Trade accounts payable in the ordinary course of Borrowers' business:			$______________
2.	Minus the sum of the following ineligible accounts (to be determined with respect to the accounts of each Borrower and then added to determine the aggregate amount for all Borrowers):
	(i)	such accounts as to which payment is not absolute or is contingent:	$___________
	(ii)	such accounts which are unpaid more than 90 days past the initial invoice date therefor:	$___________
(iii)
that portion of such accounts for which there exists any right of setoff, defense or discount (except regular discounts allowed in the ordinary course of business to promote prompt payment) or for which any defense or counterclaim has been asserted:

$___________
	(iv)	such accounts which represent an obligation of any state or municipal government or of the United States government or any political subdivision thereof	$___________
	(v)	such accounts which represent an obligation of an account debtor located in a foreign country:	$___________
	(vi)	such accounts which arise from the sale or lease to or performance of services for, or represents an obligation of, an employee, affiliate, partner, member, parent or subsidiary of any Borrower.	$___________
	(vii)	that portion of such accounts which represents interim or progress billings or retention rights on the part of the account debtor:	$___________
	(viii)	such accounts which represent an obligation of any account debtor when twenty percent (20%) or more of a Borrower’s accounts from such account debtor are not eligible pursuant to clause (ii) above:	$___________
(ix)
[that portion of such accounts from an account debtor which represents the amount by which Borrower’s total accounts from said account debtor exceeds ___________ percent (____%) of Borrower’s total accounts:]

and

$___________
(x):
such accounts deemed ineligible by Bank when Bank, in its sole discretion, deems the creditworthiness or financial condition of the account debtor, or the industry in which the account debtor is engaged, to be unsatisfactory

$___________
		Subtotal:		$______________
3.	Total amount of Eligible Accounts Receivable (item 1 minus item 2):			$______________